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                      FIRST AMENDMENT TO RIGHTS AGREEMENT

               Amendment, dated as of June 2, 1998 (the "Amendment"), between CIENA Corporation, a Delaware corporation (the "Company"), and BankBoston N.A. (the "Rights Agent").

               WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement dated as of December 29, 1997 (the "Agreement");

               WHEREAS, the Company has delivered to the Rights Agent an appropriate certificate pursuant to Section 27 of the Agreement; and

               WHEREAS, in accordance with Section 27 of the Agreement, the Company and the Rights Agent desire to amend the Agreement as set forth below.

               NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

       SECTION 1. AMENDMENTS TO SECTION 1.

               (a) Section 1(c) of the Agreement relating to the definitions of "Beneficial Owner" and "beneficially own" is amended by adding the following at the end thereof immediately following subparagraph (iii):

                   "Notwithstanding anything contained in this Agreement to the contrary, neither Tellabs nor White Oak, nor any of their Affiliates or Associates, shall be deemed to be the Beneficial Owner of, nor to beneficially own, any of the Common Stock of the Company solely by virtue of the approval, execution or delivery of the Merger Agreement, the Stock Option Agreement or the Stockholder Agreements, the acquisition of Common Stock pursuant to the terms of the Stock Option Agreement or the consummation of the Merger and the other transactions contemplated by the Merger Agreement, the Stock Option Agreement and the Stockholder Agreements."

               (b) Section 1 of the Agreement is amended by adding the following at the end thereof:






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                   "(dd) The following additional terms have the meanings
                   indicated:

                   "Merger" shall mean the merger of White Oak with and into the Company in accordance with the General Corporation Law of the State of Delaware upon the terms and subject to the conditions set forth in the Merger Agreement.

                   "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of June 2, 1998, by and among Tellabs, White Oak and the Company (as such agreement may be amended from time to time).

                   "Stockholder Agreements" shall mean the Stockholder Agreements, dated as of June 2, 1998, by and between Tellabs and certain stockholders of the Company (as such agreements may be amended from time to time).

                   "Stock Option Agreement" shall mean the Stock Option Agreement, dated as of June 2, 1998, by and between Tellabs and the Company (as such agreement may be amended from time to time).

                   "Tellabs" shall mean Tellabs, Inc., a Delaware corporation.

                   "White Oak" shall mean White Oak Merger Corp., a Delaware corporation, and wholly-owned subsidiary of Tellabs."

       SECTION 2. EXPIRATION DATE.

               Section 7(a) of the Agreement is hereby amended by replacing the word "or" that appears immediately prior to the symbol "(iv)" with a comma, deleting the parenthetical contained at the end of Section 7(a) and by adding the following to the end of the amended Section 7(a):

                   ", or (v) the time immediately prior to the Effective Time (as defined in the Merger Agreement), whereupon the Rights shall expire (the earliest of (i), (ii), (iii), (iv) and (v) being herein referred to as the "Expiration Date")."






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       SECTION 3. NEW SECTION 35.

               The following is added as a new Section 35 to the Agreement:

                   "Section 35. Merger with White Oak; Exchange of Stock with Tellabs.

                   Notwithstanding anything in this Agreement to the contrary, none of the approval, execution or delivery of the Merger Agreement, the Stock Option Agreement or the Stockholder Agreements, the acquisition of Common Stock solely pursuant to the terms of the Stock Option Agreement, or the consummation of the Merger and the other transactions contemplated by the Merger Agreement, the Stock Option Agreement and the Stockholder Agreements shall cause (i) Tellabs or White Oak or any of their Affiliates or Associates to be deemed an Acquiring Person, (ii) a Stock Acquisition Date to occur, (iii) a Distribution Date to occur, or (iv) a Triggering Event."

       SECTION 4. SEVERABILITY.

               If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

       SECTION 5. GOVERNING LAW.

               This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state.

       SECTION 6. COUNTERPARTS.

               This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

       SECTION 7. EFFECT OF AMENDMENT.

               Except as expressly modified herein, the Agreement shall remain in full force and effect.






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       IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


Attest:                      CIENA CORPORATION



/s/ G. Eric Georgatos        By: /s/ Patrick H. Nettles
------------------------         ----------------------
G. Eric Georgatos                Patrick H. Nettles
Vice President, General          President and Chief Executive
Counsel and Secretary            Officer

Attest:                      BANKBOSTON, N.A.



  /s/ Linda Adams            By:   /s/ Margaret Prentice
-------------------------        -----------------------------
                                 Name:  Margaret Prentice
                                 Title: Administrative Manager